SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 19, 2010

PLASTINUM POLYMER TECHNOLOGIES CORP.

(Exact Name of Registrant as Specified in its Charter)

Delaware	0-52128	20-4255141

(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

10100 Santa Monica Blvd., Suite 300
Los Angeles, CA 90067

(Address of Principal Executive Offices)  (Zip Code)

Registrant's telephone number, including area code: (310) 651-9972

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On January 19, 2010, Plastinum Polymer Technologies Corp. (the “Company”) entered into a Securities Purchase Agreement (the “Purchase Agreement”) with Richard von Tscharner (the “Investor”) pursuant to which the Company sold and issued to the Investor (i) a Convertible Promissory Note in the principal amount of $2,172,000 (the “Note”) and (ii) a Warrant to purchase 3,620,000 shares of the Company’s Common Stock (the “Warrant”).

The Note accrues interest at a rate of 10% per annum and matures on January 19, 2013.  The Note is convertible into shares of the Company’s Common Stock at an initial conversion price of $0.20 per share or a total of 10,860,000 shares, subject to adjustment as contained in the Note, the form of which is attached to the Securities Purchase Agreement, a copy of which is attached as Exhibit 10.1 hereto and incorporated herein by reference in its entirety.

The Warrant expires on January 19, 2013.  The initial exercise price of the Warrant is $0.20 per share, subject to adjustment as contained in the Warrant, the form of which is attached hereto as Exhibit 4.1 and incorporated herein by reference in its entirety.

Pursuant to the Purchase Agreement, among other things, (i) the Registrant is obligated to register for resale under the Securities Act the shares of Common Stock issuable upon conversion of the Note and exercise of the Warrant by February 1, 2010 and (ii) the Registrant’s obligation to register for resale under the Securities Act the shares of Common Stock issuable upon conversion of Convertible Promissory Notes previously purchased by the Investor on June 15, 2009 and September 25, 2009 has been extended to February 1, 2010.

Item 3.03 Material Modification to Rights of Security Holders.

As a result of the January 19, 2010 issuance of the Note described under Item 1.01 above and pursuant to the terms of the Series B-1 Convertible Preferred Stock, the conversion price of all outstanding shares of Series B-1 Convertible Preferred Stock has been reduced to $0.34 per share.

Item 9.01 Financial Statements and Exhibits.

Exhibit	Description of Exhibit

4.1	Warrant, issued to Richard von Tscharner by the Registrant, dated January 19, 2010.
10.1	Securities Purchase Agreement between the Registrant and Richard von Tscharner, dated January 19, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PLASTINUM POLYMER TECHNOLOGIES CORP.

Dated: January 19, 2010	By:	/s/ Jacques Mot
Jacques Mot
President and Chief Executive Officer